SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2006

FLYi, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21976	13-3621051

State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

45200 Business Court, Dulles, VA 20166
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (703) 650-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 7.01 Regulation FD Disclosure

As previously disclosed, on November 7, 2005, FLYi, Inc. and its subsidiaries (the “Company”), including Independence Air, Inc., its principal operating subsidiary (“Independence Air”), filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company filed its petitions in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case Nos. 05-20111, 05-20012, 05-20013, 05-20014, 05-20015, 05-20016 and 05-20017). The reorganization cases are being jointly administered under the caption “In re FLYi, Inc., et. al., Case No. 05-20011 (MFW).” The cases are accessible at the Court’s internet site, www.deb.uscourts.gov. Links to petitions and other motions may be found on the website of the Company’s claims and noticing agent, Kurtzman Carson Consultants LLC, at www.kccllc.com.

In connection with meetings with certain creditors, the Company is providing information, set forth as Exhibit 99 to this Form 8-K, that summarizes and categorizes the Company's current understanding of the asserted liquidated amount of all claims listed on the Company's schedules of assets and liabilities that were not superseded by a proof of claim and all claims filed in the cases as of September 27, 2006 except for those claims that have been disallowed, voluntarily withdrawn or amended or replaced by a later claim.  These summaries do not include amounts that may be asserted with respect to unliquidated claims.  These summaries have been derived from information provided by the Company's claims and noticing agent based upon the filed claims and may not reflect all aspects of claims that have been filed.  Claims categorized as "aircraft-related claims" include all claims identified by the Company as relating to the leasing or financing of aircraft.  These summaries have not been audited and do not reflect the Company's views as to the validity or value of such claims, which may ultimately be characterized in a different manner and may be allowed, if at all, for a greater or lesser amount.

The Company anticipates that the likely outcome of the Company’s Chapter 11 case is that FLYi, Inc.’s existing common stock will be cancelled without consideration, and that FLYi stock will have no value. It is not possible to determine the extent of recoveries of creditors of FLYi, Inc. or of any of its affiliated companies, as these will continue to be dependent on the completion of the asset recovery and allocation process, the determination of the total claims pool, and the finalization and confirmation of a plan of liquidation, none of which have been completed at this time. FLYi stock and recoveries of any claims by creditors against any of the FLYi related companies’ bankruptcy estates are highly speculative and the Company urges investors to use extreme caution in any investment decisions.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

99.1(a) Aircraft Related Claims Summary as of September 27, 2006.
99.1(b) Total Claims Summary as of September 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLYi, INC.

September 28, 2006	By: __ /s/ Richard Kennedy ____________
Richard Kennedy
President, General Counsel & Corporate Secretary